AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 2001.
                                               Registration No.

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           MOBILITY ELECTRONICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)


                                   86-0843914
                     (I.R.S. Employer Identification Number)
                             7955 EAST REDFIELD ROAD
                            SCOTTSDALE, ARIZONA 85260
                                 (480) 596-0061
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                                JOAN W. BRUBACHER
                   CHIEF FINANCIAL OFFICER AND VICE PRESIDENT
                             7955 EAST REDFIELD ROAD
                            SCOTTSDALE, ARIZONA 85260
                                 (480) 596-0061

(Name, address, including zip code and telephone number, including area code, of agent for service)

                                   ----------

                           COPIES OF COMMUNICATION TO:

                            RICHARD F. DAHLSON, ESQ.
                              JACKSON WALKER L.L.P.
                           901 MAIN STREET, SUITE 6000
                               DALLAS, TEXAS 75202
                                 (214) 953-6000

                                   ----------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective. [ ]

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box................. [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.................................[ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering................................[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.......................................................[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box..............................................[ ]


                         CALCULATION OF REGISTRATION FEE

            Title of Each                                       Proposed Maximum       Proposed Maximum        Amount of
         Class of Securities                Amount to be         Offering Price       Aggregate Offering      Registration
          To Be Registered                   Registered           Per Share(2)             Price(2)               Fee
         -------------------                ------------        ----------------      ------------------      ------------
       Common Stock, $0.01 par value
         per share (1)                    3,422,313 Shares           $ 0.86             $ 2,943,189.18          $ 735.80


----------

         (1) Includes (a) shares of Common Stock issuable upon conversion of an aggregate of shares of Series C Convertible Preferred Stock, $ par value per share (the "Series C Preferred Stock") and (b) shares of Common Stock issuable upon exercise of Warrants to purchase Common Stock of (the "Common Stock Purchase Warrants").

         (2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended. Calculated pursuant to Rule 457(c) based on the average high and low sales price of the Common Stock on the Nasdaq National Market on October 22, 2001.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

[MOBILITY ELECTRONICS, INC. GRAPHIC]



MOBILITY ELECTRONICS, INC.

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2001

3,422,313 SHARES


COMMON STOCK


The selling stockholders are offering 3,422,313 shares of our common stock under this prospectus. Many of the selling stockholders obtained their shares of common stock, including common stock underlying convertible securities, in private placements completed between 1997 and 2000.

Our common stock is quoted on the Nasdaq National Market under the symbol "MOBE." The price to the public for the shares and the proceeds to the selling stockholders will depend upon the market price of the shares when sold. On October 22, 2001, the average of the high and low prices for the common stock was $0.86 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.










The date of this Prospectus is October____, 2001

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.


                                   ----------

                                                                                       Page
                                                                                       ----
PROSPECTUS SUMMARY....................................................................    1
COMPANY INFORMATION...................................................................    2
RISK FACTORS..........................................................................    3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.....................................   15
USE OF PROCEEDS.......................................................................   15
SELLING STOCKHOLDERS..................................................................   15
PLAN OF DISTRIBUTION..................................................................   17
LEGAL MATTERS.........................................................................   18
EXPERTS...............................................................................   18
WHERE YOU CAN FIND MORE INFORMATION...................................................   18
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   19
INFORMATION NOT REQUIRED IN PROSPECTUS................................................ II-1
EXHIBIT LIST.......................................................................... II-6

                               PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus including "Risk Factors" before making an investment decision.

                                  OUR BUSINESS

         Mobility Electronics designs, develops and markets connectivity devices and accessories for the computer industry and for a broad range of related microprocessor applications. Our major focus is on developing remote peripheral component interface, or PCI bus, technology and products using our proprietary Split Bridge(TM) technology. We also design, develop and market a range of connectivity and power products for portable computers. These products include docking stations that utilize universal serial bus, or USB, technology, monitor stands and in air/in car chargers to power portable computers. We are still in the process of designing, developing and upgrading our Split Bridge(TM) technology and products, and as a result, to date our revenues have come predominantly from our USB connectivity and power products.

         We have two Split Bridge(TM) patents that are issued by the U.S. Patent and Trademark Office. Our first major application for Split Bridge(TM) technology is the creation of a new universal docking product category which allows users of portable computers to configure a flexible, high performance docking solution that meets their individual needs. Our second major application for our Split Bridge(TM) technology is the provision of additional lower cost expansion and backup capacity, remote access and enhanced communication among computers in the server, desktop and keyboard-video-mouse, or KVM, switch markets in partnership with Avocent Corporation and 2C Computing, Inc.

         In addition to our Split Bridge(TM) technology products, we also design, develop and market a range of connectivity and power products for portable computers. Our current major customers include Acer, Buy.com, CDW, Comark, Compaq, CompUSA, Computers for Sure, Dell, Gateway, Hewlett-Packard, Hitachi, IBM, Ingram Micro, Insight, Microwarehouse, Mitsubishi, Mobile Planet, NEC, Propeller Portable Computer, Tandy, Targus, Tech Data, Toshiba and Value America. We also have important strategic relationships with 2C Computing, 3Com, Avocent, LSI Logic, Molex, Philips, Silicon Image, Solectron, Targus and others.

         On October 2, 2000, Mobility acquired all of the assets of Mesa Ridge Technologies, Inc. d/b/a MAGMA, a privately held company. MAGMA provides a range of PCI expansion products for the computer industry which utilize traditional PCI bridge technology and MAGMA's patent expansion technology. The acquisition of MAGMA solidified Mobility's market leadership position in the PCI expansion business by providing products, distribution channels, key customers, and additional resources that can leverage Mobility's Split Bridge(TM) technology and accelerate Mobility's growth and development in this market segment.

                               COMPANY INFORMATION

         We were formed as a limited liability company under the laws of the State of Delaware in May 1995, and were converted to a Delaware corporation by a merger effected in August 1996, in which we were the surviving entity. We changed our name from "Electronics Accessory Specialists International, Inc." to "Mobility Electronics, Inc." on July 23, 1998. We conducted an initial public offering of 4,000,000 shares of our common stock effective June 30, 2000. As part of the initial public offering, we granted the underwriters a 30-day option from the effective date to purchase up to 600,000 additional shares of common stock to cover over-allotments. On July 28, 2000, the underwriters exercised their 30-day option in full and purchased 600,000 additional shares of common stock. Unless otherwise indicated in this prospectus, references to "Mobility," "us," "we" and "our" refer to Mobility Electronics, Inc. and shall include our predecessor, Electronics Accessory Specialists International, L.L.C. Our website is located at www.mobl.com. The information contained on our website does not constitute part of this prospectus.

         Our principal executive offices located at 7955 East Redfield Road, Scottsdale, Arizona 85260. Our telephone number is (480) 596-0061.

                                  THE OFFERING

Common Stock offered by the Selling
      Stockholders....................................        3,422,313 shares
Use of proceeds.......................................        We will not receive any proceeds from the
                                                              sale of the common stock by the selling
                                                              stockholders in this offering.


Nasdaq National Market Symbol.........................        "MOBE"

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Any of the following risks could cause the trading price of our common stock to decline.

WE HAVE A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.

         We have experienced significant operating losses since inception and, as of June 30, 2001, have an accumulated deficit of approximately $71.7 million. If we do not achieve continued revenue growth sufficient to absorb our recent and planned expenditures, we could experience additional losses in future periods, including 2001. These losses or fluctuations in our operating results could cause the market value of our common stock to decline.

         We anticipate that in the future we will make significant investments in our operations, particularly to support technological developments and sales activities and, that as a result, operating expenses will continue to increase. We intend to make such investments on an ongoing basis, primarily from cash generated from operations and, to the extent necessary, funds available from our lines of credit, as we develop and introduce new products and expand into new markets such as international, direct and OEM markets. If total revenue does not increase with capital or other investments, we are likely to continue to incur net losses and our financial condition could be materially adversely affected. We have not yet achieved profitability, and there can be no assurance that we will achieve or sustain profitability on a quarterly or annual basis.

OUR FUTURE SUCCESS IS UNCERTAIN BECAUSE SPLIT BRIDGE(TM) TECHNOLOGY IS NEW TO OUR BUSINESS.

         We began developing the Split Bridge(TM) technology during the first quarter of 1998, and in the fourth quarter of 1998, we changed our overall strategy to pursue the application of the Split Bridge(TM) technology as our primary focus. Prior to changing our business strategy, we developed and manufactured port replicators and power products. Our new business focus and strategy may not be successful. In addition, because we have only recently begun to focus our business on the development and application of the Split Bridge(TM) technology, we cannot be sure that our business model and future operating performance will yield the results that we seek. Our operating results for future periods are subject to all of the risks and uncertainties inherent in the establishment of new business enterprises. Our future operating results will depend upon, among other factors:

         o computer OEM acceptance of our Split Bridge(TM) technology and products;

         o the level of product technology and price competition for our universal docking, server and Split Bridge(TM) products;

         o        our ability to defend our patents and patents pending;

         o our success in establishing and expanding our direct and indirect distribution channels with corporate and consumer portable computer users;

         o our success in establishing universal docking products as a retail product line;

         o our success in attracting and retaining strategic partners, joint ventures and licensing opportunities;

         o our success in attracting and retaining motivated and qualified personnel, particularly in the technical area; and

         o our development and marketing of new products and Split Bridge(TM) technology applications.

WE MAY NOT ACHIEVE ANTICIPATED REVENUES IF MARKET ACCEPTANCE OF OUR SPLIT BRIDGE(TM) TECHNOLOGY IS NOT FORTHCOMING.

         We believe that revenues from universal docking stations will account for a material portion of our revenues for the foreseeable future. Our future financial performance will depend on market acceptance of our Split Bridge(TM) technology, including our universal connectivity station product line. The market for docking stations is characterized by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. As a result, if our Split Bridge(TM) technology and universal connectivity product line do not achieve widespread market acceptance, we may not achieve anticipated revenues. Although PCI is an industry standard, the operating systems used by our customers may not be compatible with certain products in our universal docking product line and, as a result, the available market for our products may be limited.

            Our future financial performance also depends in large part on the existence and continued growth of market demand for universal connectivity stations. There can be no assurance that the market or demand for universal connectivity stations, if any, will develop and continue to grow. Any failure of this market to develop or grow or our failure to develop a universal connectivity station that satisfies market needs or that works with all computer makes or models could have a material adverse effect on us. In addition, demand for our products is primarily driven by the underlying market demand for portable computers. Should the growth in demand for portable computers be inhibited, we may not achieve anticipated revenues.

OUR OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, AND AN UNANTICIPATED DECLINE IN REVENUES MAY CAUSE OUR STOCK PRICE TO FALL.

         It is likely that in some future quarter or quarters our operating results will be below the expectations of securities analysts and investors. If a shortfall in revenues occurs, the market price for our common stock may decline significantly. The factors that may cause our quarterly operating results to fall short of expectations include:

         o our ability to develop and market our new Split Bridge(TM) products in a timely manner;

         o the timing of our, and our competitors, new product or technology introductions and product enhancements;

         o market acceptance of our Split Bridge(TM) products and technology;

         o        the size and timing of customer orders;

         o difficulties with new Split Bridge(TM) production implementation or supply chain;

         o        seasonality of sales;

         o product defects and other product quality problems due to the recent development of our Split Bridge(TM) technology;

         o our ability to attract and retain strategic partners to continue the advances necessary for Split Bridge(TM) technology;

         o the degree and rate of growth of the markets in which we compete and the accompanying demand for our products;

         o our ability to expand our internal and external sales forces and build the required infrastructure to meet anticipated growth; and

         o our suppliers' ability to perform under their contracts with us.

Many of these factors are beyond our control. For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance.

WE MAY NOT BE ABLE TO ADEQUATELY MANAGE OUR ANTICIPATED GROWTH, WHICH COULD IMPAIR OUR EFFICIENCY AND NEGATIVELY IMPACT OUR OPERATIONS.

         We may not be able to manage our growth effectively, which could impair our efficiency, reduce the quality of our solutions, impair further growth and harm our business, financial condition and operating results. If we do not effectively manage this growth, we may not be able to operate efficiently or maintain the quality of our products. Either outcome could harm our operating results. In the past, we have experienced rapid growth, and we plan to continue to expand our operations. This expansion is expensive and places a significant strain on our personnel and other resources. For example, our universal connectivity station product line is expected to result in a significant increase in the number of shipments to and from our Scottsdale, Arizona facility. To manage our expanded operations effectively, we will need to further improve our operational, financial and managerial systems and successfully hire, train, motivate and manage our employees.

OUR FAILURE TO RESPOND TO RAPID TECHNOLOGICAL CHANGES MAY IMPAIR OUR OPERATING RESULTS.

         The market for our universal connectivity station product line is new and emerging, and is characterized by rapid technological advances, changing customer needs and evolving industry standards. Accordingly, to realize our expectations regarding our operating results, we depend on our ability to:

         o develop, in a timely manner, new products and services that keep pace with developments in technology;

         o        meet evolving customer requirements; and

         o enhance our current product and service offerings and deliver those products and services through appropriate distribution channels.

We may not be successful in developing and marketing, on a timely and cost-effective basis, either enhancements to our Split Bridge(TM) technology products or new products which respond to technological advances and satisfy increasingly sophisticated customer needs. If we fail to introduce new products, our operating results may suffer. In addition, if new industry standards emerge that we do not anticipate or adapt to, our products could be rendered obsolete and our business could be materially harmed. Alternatively, any delay in the development of technology upon which our products are based could result in our inability to introduce new products as planned. For example, certain products that we are currently developing depend upon the availability of USB 2.0. The success and marketability of technology developed by others is beyond our control.

WE DEPEND ON LARGE PURCHASES FROM A FEW SIGNIFICANT CUSTOMERS, AND ANY LOSS, CANCELLATION OR DELAY IN PURCHASES BY THESE CUSTOMERS COULD CAUSE A SHORTFALL IN REVENUE.

         We derive a substantial portion of our product sales through a relatively small number of OEMs and third-party distributors. For the year ended December 31, 1998, OEMs and distributors represented 42.8% and 26.8%, respectively, of our sales during that period. For the year ended December 31, 1999, OEMs and distributors represented 60.8% and 24.8%, respectively, of our sales during that period. For the year ended December 31, 2000, OEMs and distributors represented 71.5% and 19.1%, respectively, of our net product sales during that period.

         While our financial performance depends on large orders from a few significant OEMs and third-party distributors, with the exception of Targus, our contractual relationships are generally non-exclusive and cancelable upon notice to us. In addition:

         o our distributor agreements generally do not require minimum purchases;

         o our customers can stop purchasing and our distributors can stop distributing our products at any time; and

         o our distributor agreements generally are not exclusive and are for one year terms, with no obligation of the distributors to renew the agreements.

Net product sales to Targus totaled 16.2% for the year ended December 31, 1998, 26.6% for the year ended December 31, 1999, and 31.6% for the year ended December 31, 2000. We primarily sell custom products to Targus. The agreement is renewable each January 1 and does not allow product returns. Targus is responsible for all costs incurred on custom products built on its behalf.

         Because our expenses are based on our revenue forecasts, a substantial reduction or delay in sales of our products to, or unexpected returns from OEMs and distributors, or the loss of any significant customer could harm our business. Although our largest customers may vary from period-to-period and we expect to diversify our customers in the future, our operating results for any given period may continue to depend to a significant extent on large orders from a small number of customers.

         There can be no assurance that our distributors will continue their current relationships with us or that they will not give higher priority to the sale of other products, which could include products of our competitors. In addition, effective distributors must devote significant technical, marketing and sales resources to an often lengthy sales cycle. There can be no assurance that our current and future distributors will devote sufficient resources to market our products effectively or that economic or industry conditions will not adversely affect such distributors. A reduction in sales efforts or a discontinuance of distribution of our products by our distributors could lead to reduced sales. In addition, because we sell a significant portion of our products through distributors, it is difficult for us to monitor end user demand for our products on a current basis. For example, third-party distributors may place large initial orders which may not be indicative of long-term end user demand.

         Our operating results could also be adversely affected by changes in distributors' inventory strategies, which could occur rapidly and, in many cases, may not be related to end user demand. New products may require different marketing, sales and distribution strategies than those for our current products. There can be no assurance that our distributors will choose or be able to effectively market these new products or to continue to market our products.

OUR RELIANCE ON SINGLE OR LIMITED SOURCES FOR KEY COMPONENTS MAY INHIBIT OUR ABILITY TO MEET CUSTOMER DEMAND.

         The principal components of our products are purchased from outside vendors. Several of these vendors are the sole source of supply of the components that they supply. In addition to component suppliers, our products are produced under contract manufacturing arrangements with several manufacturers in Taiwan and Malaysia. We do not have long term supply agreements with these suppliers. We obtain both components and products under purchase orders. Any termination of or significant disruption in our relationship with our suppliers may prevent us from filling customer orders in a timely manner as we generally do not maintain large inventories of components or products. In the event that a termination or disruption were to occur, we would have to find and qualify an alternative source. The time it would take to complete this process would vary based upon the size of the supplier base and the complexity of the component or product. Delays could range from as little as days to six months in an extreme scenario. Philips is currently our sole supplier of Split Bridge(TM) technology ASIC chips. Philips is licensed to use our technology when manufacturing these chips exclusively for us. We purchase from Philips on a purchase order basis. Molex is our sole supplier of certain system connectors for use with our universal docking products. We have exclusive use of these connectors in computer docking applications. We purchase from Molex on a purchase order basis. EFA is the only manufacturer of our USB docking stations and Solectron is the sole manufacturer of our Split Bridge(TM) universal docking stations. In the event that our relationship with either of these suppliers was unexpectedly terminated or disrupted, we would have to identify and qualify an alternative supplier. This would impair our ability to fulfill customer orders. Replacement of either of these suppliers could take several months to complete.

         We depend upon our suppliers to deliver components that are free from defects, competitive in functionality and cost and in compliance with our specifications and delivery schedules. Disruption in supply, a significant increase in the cost of one or more components, failure of a supplier to remain competitive in functionality or price, the failure of a supplier to comply with any of our procurement needs or the financial failure or bankruptcy of a supplier could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis.

OUR RELIANCE ON THIRD-PARTY MANUFACTURING VENDORS TO MANUFACTURE OUR PRODUCTS MAY CAUSE A DELAY IN OUR ABILITY TO FILL ORDERS.

         We rely on third-party manufacturers for assembly and subassembly of our products. Any termination of or significant disruption in our relationship with the third-party manufacturers of our products may prevent us from filling customer orders in a timely manner, as we generally do not maintain large inventories of our products. Additionally, our use of third-party manufacturers reduces control over product quality and manufacturing yields and costs. We depend upon our third-party manufacturers to deliver our products that are free from defects, competitive in functionality and cost and in compliance with our specifications and delivery schedules. Moreover, although arrangements with such manufacturers may contain provisions for warranty obligations on the part of third-party manufacturers, we remain primarily responsible to our customers for warranty obligations. Disruption in supply, a significant increase in the cost of the assembly of our products, failure of a third-party manufacturer to remain competitive in functionality or price, the failure of a third-party manufacturer to comply with any of our procurement needs or the financial failure or bankruptcy of a third-party manufacturer could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis.

OUR SUCCESS DEPENDS IN PART UPON SALES TO OEMS, WHOSE UNPREDICTABLE DEMANDS AND REQUIREMENTS MAY SUBJECT US TO POTENTIAL ADVERSE REVENUE FLUCTUATIONS.

         We expect that we will continue to be dependent upon a limited number of OEMs for a significant portion of our net sales in future periods, although no OEM is presently obligated either to purchase a specified amount of products or to provide us with binding forecasts of product purchases for any period. Our products are typically one of many related products used by portable computer users. Demand for our products is therefore subject to many risks beyond our control, including, among others:

         o competition faced by our OEM customers in their particular end markets;

         o market acceptance of Split Bridge(TM) technology and products by our OEM customers;

         o technical challenges which may or may not be related to the components supplied by us;

         o the technical, sales and marketing and management capabilities of our OEM customers; and

         o        the financial and other resources of our OEM customers.

         Certain divisions within our OEM customers have developed products intended to compete with our products. There can be no assurance that we will not lose sales in the future as a result of such competing products. The reduction, delay or cancellation of orders from our significant OEM customers, or the discontinuance of our products by our end users may subject us to potential adverse revenue fluctuations.

WE HAVE IN THE PAST EXPERIENCED RETURNS OF OUR PRODUCTS, AND AS OUR BUSINESS GROWS WE MAY EXPERIENCE INCREASED RETURNS, WHICH COULD HARM OUR REPUTATION AND NEGATIVELY IMPACT OUR OPERATING RESULTS.

         In the past, some of our customers have returned our products to us because they felt that the product did not meet their expectations, specifications and requirements. Historically, these returns have been approximately 6.0% of sales. While we expect return activity to decrease as a result of the introduction of the universal docking station, it is likely that we will experience some level of returns in the future and, as our business grows, the amount of returns may increase despite our efforts to minimize them. Also, returns may adversely affect our relationship with affected customers and may harm our reputation. This could cause us to lose potential customers and business in the future. We maintain a financial reserve for future returns that we believe is adequate given our historical level of returns. If returns increase, however, our reserve may not be sufficient and our operating results could be negatively affected.

INTENSE COMPETITION IN THE MARKET FOR CONNECTIVITY PRODUCTS COULD PREVENT US FROM INCREASING REVENUE AND SUSTAINING PROFITABILITY.

         Although the market for our universal docking products is relatively new and emerging and we presently have few direct competitors, we expect that the markets for our products will become increasingly competitive. The market for computer products in general is intensely competitive, subject to rapid change and sensitive to new product introductions or enhancements and marketing efforts by industry participants. We expect to experience significant and increasing levels of competition in the future. The principal competitive factors affecting the markets for our product offerings include:

         o        corporate and product reputation;

         o        innovation with frequent product enhancement;

         o        breadth of integrated product line;

         o        product design, functionality and features;

         o        product quality and performance;

         o        ease-of-use;

         o        support; and

         o        price.

         Although we believe that our products compete favorably with respect to such factors, there can be no assurance that we can maintain our competitive position against current or potential competitors, especially those with greater financial, marketing, service, support, technical or other competitive resources.

         We currently compete primarily with the internal design efforts of OEMs. These OEMs, as well as a number of our potential non-OEM competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than we do. We, however, believe that we have a proprietary position with respect to our Split Bridge(TM) technology and universal connectivity stations which may pose a barrier to entry that could keep our competitors from developing similar products or selling competing products in our markets. There can be, however, no assurance that such competitors will not be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, sale and promotion of their products than we do or develop products that are superior to our products or that achieve greater market acceptance.

         Our future success will depend, in part, upon our ability to increase sales in our targeted markets. There can be no assurance that we will be able to compete successfully with our competitors or that the competitive pressures we face will not have a material adverse effect on us. Our future success will depend in large part upon our ability to increase our share of our target market and to sell additional products and product enhancements to existing customers. Future competition may result in price reductions, reduced margins or decreased sales.

IF WE ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY OR IF WE LOSE KEY PERSONNEL, WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR BUSINESS OR ACHIEVE OUR OBJECTIVES.

         We believe our future success will depend in large part upon our ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing, finance and operations personnel. Competition for such personnel in the computer industry is intense, and we compete for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than us. There can be no assurance we will be successful in identifying, attracting and retaining such personnel.

         Our success also depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing, finance and manufacturing personnel, many of whom would be difficult to replace. In particular, we believe that our future success depends on Charles R. Mollo, Chief Executive Officer, Donald W. Johnson, Executive Vice President and Chief Operating Officer, Jeffrey S. Doss, Executive Vice President, and Joan W. Brubacher, Chief Financial Officer. We do not maintain key person life insurance on any of our executive officers. We have employment contracts with Messrs. Mollo, Doss, and Johnson and Ms. Brubacher. The loss of the services of any of our key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring required personnel could make it difficult for us to manage our business and meet key objectives, such as timely product introductions.

IF OUR PRODUCTS CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, WE COULD INCUR SIGNIFICANT UNEXPECTED EXPENSES AND LOST SALES AND BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

         Our products are based on new technology and are complex. As such, they may contain undetected errors or performance problems, particularly during new or enhanced product launches. Despite product testing prior to introduction, our products have in the past, on occasion, contained errors that were discovered after commercial introduction. Errors or performance problems may also be discovered in the future. Any future defects discovered after shipment of our products could result in loss of sales, delays in market acceptance or product returns and warranty costs. We attempt to make adequate allowance in our new product release schedule for testing of product performance. Because of the complexity of our products, however, our release of new products may be postponed should test results indicate the need for redesign and retesting, or should we elect to add product enhancements in response to customer feedback. In addition, third-party products, upon which our products are dependent, may contain defects which could reduce or undermine the performance of our products.

         In addition, although our sales agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, there can be no assurance that such limitations of liability would be enforceable or would otherwise protect us from liability for damages to a customer resulting from a defect in one of our products. Although we maintain liability insurance covering certain damages arising from implementation and use of our products, there can be no assurance that such insurance would cover or be sufficient to cover any such claims sought against us.

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY, OUR BUSINESS AND ABILITY TO COMPETE COULD SUFFER.

         Our success and ability to compete are dependent upon our internally developed technology and know-how. We rely primarily on a combination of patent protection, copyright and trademark laws, trade secrets, nondisclosure agreements and technical measures to protect our proprietary rights. While we have certain patents and patents pending, there can be no assurance that patents pending or future patent applications will be issued or that if issued, such patents will not be challenged, invalidated or circumvented or that rights granted thereunder will provide meaningful protection or other commercial advantage to us. Moreover, there can be no assurance that any patent rights will be upheld in the future or that we will be able to preserve any of our other intellectual property rights. We typically enter into confidentiality, noncompete or invention assignment agreements with our key employees, distributors, customers and potential customers, and limit access to, and distribution of, our product design documentation and other proprietary information. Additionally, we believe that, due to the rapid pace of innovation within the computer industry, factors such as:

         o        technological and creative skill of personnel;

         o        knowledge and experience of management;

         o        name recognition;

         o        maintenance and support of products;

         o the ability to develop, enhance, market and acquire products and services; and

         o the establishment of strategic relationships in the industry also represent important protections for our technology.

         There can be no assurance that our confidentiality agreements, confidentiality procedures, noncompetition agreements or other factors will be adequate to deter misappropriation or independent third-party development of our technology or to prevent an unauthorized third party from obtaining or using information that we regard as proprietary.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT ARE COSTLY TO DEFEND AND COULD LIMIT OUR ABILITY TO USE CERTAIN TECHNOLOGIES IN THE FUTURE.

         The laws of some foreign countries do not protect or enforce proprietary rights to the same extent as do the laws of the United States. There can be no assurance that our competitors will not independently develop technology similar to existing proprietary rights of others. We expect that computer products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that third parties will not assert infringement claims against us in the future or, if infringement claims are asserted, that such claims will be resolved in our favor. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms favorable to us, if at all. In addition, litigation may be necessary in the future to protect our trade secrets or other intellectual property rights, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources.

OUR ABILITY TO INCREASE INTERNATIONAL SALES AND MANAGE OUR INTERNATIONAL OPERATIONS IS SUBJECT TO A NUMBER OF RISKS BEYOND OUR CONTROL.

         Our success will depend, in part, on additional expansion of our sales in foreign markets. We currently sell products in Europe through our United Kingdom subsidiary. We intend to expand into other foreign markets. Our failure to expand international sales in a timely and cost-effective manner could have a material adverse effect on us. In addition, there can be no assurance we will be able to maintain or increase international market demand for our products. Our international business involves a number of risks, including:

         o the impact of possible recessionary environments in foreign economies;

         o        political and economic instability;

         o        exchange rate fluctuations;

         o longer receivable collection periods and greater difficulty in accounts receivable collection from distributors and customers;

         o        difficulty in managing distributors or sales representatives;

         o        increased sales and marketing expense;

         o        difficulty in staffing foreign operations;

         o        unexpected changes in regulatory requirements;

         o reduced or limited protection for intellectual property rights;

         o        export restrictions and availability of export licenses;

         o        tariffs and other trade barriers;

         o        seasonal reduction in business activities;

         o        complex foreign laws and treaties including employment laws;
                  and

         o        potentially adverse tax consequences.

         Our international sales are priced in both U.S. dollars and in foreign currency, each of which presents certain risks and uncertainties. Currency exchange fluctuations could have a material adverse effect on our sales denominated in U.S. currency as a decrease in the value of foreign currencies relative to the U.S. dollar could make our pricing more expensive than, or non-competitive with, products priced in local currencies. Additionally, due to the number of foreign currencies involved in our international sales and the volatility of foreign currency exchange rates, we cannot predict the effect of exchange rate fluctuations with respect to such sales on future operating results. We have not engaged in hedging transactions with respect to our net foreign currency exposure. To the extent we implement hedging activities in the future with respect to foreign currency transactions, there can be no assurance that we will be successful in such hedging activities.

         Moreover, certain of our customer purchase agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect amounts owed to us should any customer refuse to pay such amounts. In addition, we are subject to the Foreign Corrupt Practices Act which may place us at a competitive disadvantage with respect to foreign companies that are not subject to that act.

         In January 1999, the new "Euro" currency was introduced in European countries that are part of the European Monetary Union, or EMU. During 2002, all EMU countries are expected to completely replace their national currencies with the Euro. Because a significant amount of uncertainty exists as to the effect the Euro will have on the marketplace and because all of the final rules and regulations have not yet been defined and finalized by the European Commission regarding the Euro currency, we cannot determine the effect this will have on our business.

OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE SUBSTANTIAL CONTROL OVER OUR BUSINESS WHICH COULD DELAY OR PREVENT A MERGER OR OTHER CHANGE IN CONTROL OF US.

         Our principal stockholders, executive officers, directors and affiliated individuals and entities together beneficially own approximately 18.6% of the outstanding shares of common stock. As a result, these stockholders, acting together, may be able to influence significantly and possibly control most matters requiring approval by our stockholders, including approvals of:

         o        amendments to our certificate of incorporation;

         o        mergers;

         o        sale of all or substantially all of our assets;

         o        going private transactions; and

         o        other fundamental transactions.

         In addition, our certificate of incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, our present directors, executive officers, principal stockholders and their respective affiliates may be able to control the election of the members of the board of directors. Such a concentration of ownership could have an adverse effect on the price of the common stock, and may have the effect of delaying or preventing a change in control, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

         Some provisions of our charter documents may have anti-takeover effects that could discourage a change in control and reduce the market price of our common stock.

         Some provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us even if a change of control would be beneficial to our stockholders. These provisions include:

         o authorizing the issuance of preferred stock without common stockholder approval;

         o        prohibiting cumulative voting in the election of directors;
                  and

         o limiting the persons who may call special meetings of stockholders.

OUR STOCK PRICE MAY BE EXTREMELY VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT A PROFIT.

         Equity markets, particularly the market for technology companies, have recently experienced significant price and volume fluctuations that are unrelated to the operating performance of individual companies. These broad market fluctuations may cause the market price of our common stock to decline. In addition, the market price of our common stock is likely to be highly volatile. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This litigation could result in substantial costs and a diversion of management's attention and resources.

         Significant fluctuations in the market price of our common stock could be caused by a number of factors, including:

         o        actual or anticipated fluctuations in our operating results;

         o changes in expectations as to our future financial performance;

         o        changes in financial estimates of securities analysts;

         o        changes in market valuations of other technology companies;

         o announcements by us or our competitors of significant technical innovations, design wins, contracts, standards or acquisitions; and

         o the operating and stock price performance of other comparable companies.

         Due to these factors, the value of your investment in our common stock could be reduced. These market fluctuations may cause our stock price to decline regardless of our performance.


THE COMPANY'S BUSINESS MAY BE ADVERSELY AFFECTED BY ACTS OF TERRORISM.

The terrorist attacks on New York and Washington, D.C. on September 11, 2001 may have a variety of adverse effects on business, financial and general economic conditions. At this time, however, management is not able to predict the nature, extent and duration of these effects on the Company's business and finances.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

         o        loss of, and failure to replace, any significant customers;

         o        timing and success of new product introductions;

         o product developments, introductions and pricing of competitors;

         o        timing of substantial customer orders;

         o        availability of qualified personnel;

         o        performance of suppliers and subcontractors;

         o market demand and industry and general economic or business conditions;

         o        the "Risk Factors" set forth herein; and

         o        other factors to which this prospectus refers.

         Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

                                 USE OF PROCEEDS

         All of the common stock offered under this prospectus is being sold by the selling stockholders. We will not receive any of the proceeds from the sale of the common stock.

         A portion of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of common stock purchase warrants. Upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants, which is between $0.02 and $14.00 per share. To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general corporate purposes.

                              SELLING STOCKHOLDERS

         The following table sets forth the name and relationship with us, if any, of certain of the selling stockholders (the "Selling Stockholders") and (i) the number of shares of common stock beneficially owned by the Selling Stockholders as of June 30, 2001, (ii) the maximum number of shares of common stock which may be offered for the account of the Selling Stockholders under this prospectus and (iii) the amount and percentage of common stock that would be owned by the Selling Stockholders after completion of the offering, assuming a sale of all of the common stock which may be offered hereunder. The information set forth below is based upon written documentation submitted to the Company by the Selling Stockholders. Except as otherwise noted below, the Selling Stockholders have not, within the past three years, had any position, office or other material relationship with us.

         Beneficial ownership is determined under the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 15, 2001. The shares issuable under these options are treated as if outstanding for computing the percentage ownership of the person holding these options but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.

                                              SHARES                                  PERCENTAGE
                                          BENEFICIALLY(1)                  SHARES       OWNED
                                           OWNED BEFORE     SHARES      OWNED AFTER     AFTER
            SELLING STOCKHOLDER             OFFERING(2)    OFFERED       OFFERING     OFFERING(2)
Ronald L. Abrams                              3,750(3)       3,750(3)             0       *

James Anderson & Michelle Anderson            3,750(4)       3,750(4)             0       *

Arrington Watkins Investment LLC              6,808(5)       3,104(5)         3,704       *

B&G Partnership Limited(6)                   28,038         28,038                0       *

Kenneth Baratto                               3,104          3,104                0       *

Stanford Baratz Revocable Trust               3,104          3,104                0       *
    Stan and Amy Baratz, Trustees

Kathie Beck Barnes IRA(7)                    16,304          3,104           13,200       *

Richard G. Beatty & Diane Beatty JTWROS      12,300(8)       5,000(8)         7,300       *

----------
* Represents beneficial ownership of less than 1%.

(1) "Beneficially" owned shares, as defined by the SEC, are those shares as to which a person has voting or dispositive power, or both. "Beneficial" ownership does not necessarily mean that the named person is entitled to receive the dividends on, or the proceeds from the sale of, the shares.

(2) For purposes of calculating the number of shares beneficially owned by a shareholder and the percentage ownership of that shareholder, shares of common stock underlying convertible securities that are currently exercisable or exercisable within 60 days of June 30, 2001 by that shareholder are deemed outstanding and shares of Series C Preferred Stock outstanding are based on a conversion factor of 1-to-0.69065. Percentage ownership is based on 14,768,001 shares of common stock outstanding as of June 30, 2001.

(3) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Abrams.

(4) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. and Mrs. Anderson.

(5) Includes 345 shares of common stock that may be received upon conversion of 500 shares of Series C preferred stock held directly by Arrington Watkins Investment LLC.

(6) General Partner, William O. Hunt, is a Director.

(7) Stephen P. Barnes has a community property interest in the IRA holdings.

(8) Includes 500 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Mr. and Mrs. Beatty.

                                              SHARES                                  PERCENTAGE
                                          BENEFICIALLY(1)                  SHARES       OWNED
                                           OWNED BEFORE     SHARES      OWNED AFTER     AFTER
            SELLING STOCKHOLDER             OFFERING(2)    OFFERED       OFFERING     OFFERING(2)
David C. Beck                                14,209(9)     6,209(9)        8,000          *

Jack Beider                                   3,750(10)    3,750(10)           0          *

Paul F. Berlin                               30,250       30,250               0          *

Gil Berman                                    2,750        2,750               0          *

Michael C. Bernard & Daniel Benzaquen         8,698(11)    8,698(11)           0          *

Robert E. & Randee B. Bloom                   3,107(12)    3,107(12)           0          *

Arnold Baker & Suzie Baker                    3,062        1,500           1,562          *

Breeze Family LLC(13)                        31,819(14)   24,062           7,757(15)      *

Janice L. Breeze-Mollo                       62,464(16)    9,703(17)      52,761          *

Tony Bull                                     1,000        1,000               0          *

C1D1 Limited Partnership                      5,875        5,875               0          *

James M. Cahan                                3,107(18)    3,107(18)           0          *


----------
(9) Includes 690 shares of common stock that may be received upon conversion of 1,000 shares of Series C preferred stock held directly by Mr. Beck.

(10) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Mr. Beider.

(11) Includes 250 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Mssrs. Bernard & Benzaquen.

(12) Includes 3,107 shares of common stock that may be received upon conversion of 4,500 shares of Series C preferred stock held directly by Mr. and Mrs. Bloom.

(13) Janice Breeze Mollo is the Manager of this LLC and previously served as the Vice President of the Company.

(14) The Deanna Williams & Kristen Williams Irrevocable Trust owns 90% of the LLC. Includes 7,757 shares of common stock that may be purchased upon exercise of a warrant owned directly by the LLC.

(15) Includes 7,757 shares of common stock that may be purchased upon exercise of a warrant owned directly by the LLC.

(16) Includes 3,453 shares of common stock that may be received upon conversion of 5,000 shares of Series C preferred stock; 14,696 shares that may be purchased upon the exercise of options granted under the 1996 Plan; 15,068 shares of common stock that may be purchased upon exercise of a warrant owned directly by Ms. Mollo; and 26,160 shares of common stock held in Ms. Mollo's Revocable Trust.

(17) Includes 3,453 shares of common stock that may be received upon conversion of 5,000 shares of Series C preferred stock and 3,750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Ms. Mollo.

(18) Includes 3,107 shares of common stock that may be received upon conversion of 4,500 shares of Series C preferred stock held directly by Mr. Cahan.

                                              SHARES                                  PERCENTAGE
                                          BENEFICIALLY(1)                  SHARES       OWNED
                                           OWNED BEFORE     SHARES      OWNED AFTER     AFTER
            SELLING STOCKHOLDER             OFFERING(2)    OFFERED       OFFERING     OFFERING(2)
Charles N. Carney Jr.                          7,761         7,761             0           *

Bruce Carp                                    19,404        18,963           441           *

Victor A. and Jo B. Casebolt                   6,215(19)     6,215(19)         0           *

Peter A. Claypatch                               500(20)       500(20)         0           *

Brent D. Clifford                              2,000         2,000             0           *

Richard W. Cohen                               5,750(21)     5,750(21)         0           *

K. George Collings                             1,000(22)     1,000(22)         0           *

Corina Enterprises, Inc. Pension Plan          3,104         3,104             0           *

Jeffrey C. & Ann. M. Covill                   14,368(23)     7,768(23)     6,600           *

Tom L. Cress                                     661           623            38           *

Gary Dachis                                    3,104         3,104             0           *

Richard F. Dahlson                           192,052(24)   102,187(24)    89,865         1.3%

Leon T. Davis                                  3,750         3,750             0           *

Deelightful, Inc.                              3,750(25)     3,750(25)         0           *

Dale L. DeVon, Rocky D. DeVon, Roni S.         3,107         3,107             0           *
    Devon, JTWROS

----------
(19) Includes 6,215 shares of common stock that may be received upon conversion of 9,000 shares of Series C preferred stock held directly by Mr. and Mrs. Casebolt.

(20) Includes 500 shares of common stock that may be purchased upon exercise of a warrant owned by the Mr. Claypatch.

(21) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Mr. Cohen.

(22) Includes 1,000 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Mr. Collings.

(23) Includes 6,906 shares of common stock that may be received upon conversion of 10,000 shares of Series C preferred stock held directly by Mr. and Mrs. Covill.

(24) Includes 4,139 shares of common stock that may be purchased upon exercise of a warrant, 2,000 of which are being registered hereunder, and 14,963 shares of common stock that may be received on conversation of 21,166 shares of Series C preferred stock owned by Mr. Dahlson.

(25) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Deelightful, Inc.

                                              SHARES                                 PERCENTAGE
                                          BENEFICIALLY(1)                 SHARES       OWNED
                                           OWNED BEFORE     SHARES     OWNED AFTER     AFTER
            SELLING STOCKHOLDER             OFFERING(2)    OFFERED      OFFERING     OFFERING(2)
Dick's Concrete Pumping, Inc.                  3,104        3,104            0            *

John Dickerson(26)                            57,668(27)   27,668       30,000(28)        *

Arnold Divine                                  3,750(28)    3,750            0            *

Jeffrey S. Doss(29)                           34,532(30)   34,532(30)        0            *

Robert Ebert                                   7,500(31)    7,500(31)        0            *

George Evan                                    1,000(32)    1,000(32)        0            *

Joseph J. Farcht                              12,107(33)    7,607(33)    4,500            *

Jordan J. Feder                                1,000(34)    1,000(34)        0            *

Jeffrey Feiner                                 8,449        8,449            0            *

Enrique Feldman                                4,500        4,500            0            *

Enrique and Sharon Feldman                     7,500(35)    7,500(35)        0            *

Raymond C. Fernandez & Dawn Danean            25,000       25,000            0            *
    Fernandez, as joint tenants

Barry Fredrickson IRA                          3,750        3,750            0            *

Al Gluck                                   13,250(36)      13,250(36)        0            *

----------
(26) Mr. Dickerson is the Director of Engineering, Principal Engineer at MAGMA

(27) Includes 30,000 in options under the 1996 Plan.

(28) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Divine.

(29) Mr. Doss is the Executive Vice President of Mobility Electronics, Inc.

(30) Includes 34,532 shares of common stock that may be received upon conversion of 50,000 shares of Series C preferred stock held directly by Mr. Doss. Nolton Doss International, an affiliate of Mr. Doss, holds 10,000 shares of common stock.

(31) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Ebert.

(32) Includes 1,000 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Evan.

(33) Includes 3,107 shares of common stock that may be received upon conversion of 4,500 shares of Series C preferred stock held directly by Mr. Farcht.

(34) Includes 1,000 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Feder.

(35) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. and Mrs. Feldman.

                                              SHARES                                 PERCENTAGE
                                          BENEFICIALLY(1)                 SHARES       OWNED
                                           OWNED BEFORE     SHARES     OWNED AFTER     AFTER
            SELLING STOCKHOLDER             OFFERING(2)    OFFERED      OFFERING     OFFERING(2)
William A. Goldberg Revocable Trust(37)       3,750(38)    3,750(38)           0          *

The L.F. Gorenz and Annette M. Gorenz        58,787       52,924           5,863          *
    Revocable Trust

John C. Gudgel, Jr.                          12,500(39)   12,500(39)           0          *

Harris Family LLC                            64,005(40)   54,328           9,677(40)      *

Jeffrey R. Harris                            90,157(41)   15,760(42)      64,778(43)      *

Charles B. Heiner IRA                         3,884(44)    3,884(44)           0          *

Gerome G. Henkemeyer                          9,250(45)    9,250(45)           0          *

Kenneth Hersch                                6,250(46)    6,250(46)           0          *

Paul F. Hicks                                   750(47)      750(47)           0          *

Peggy Jean Hoag Revocable Trust               2,500(48)    2,500(59)           0          *

----------
(36) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Gluck.

(37) The trustees for the Trust are Adene H. Goldberg, James D. Goldberg, and Nancy S. Goldberg, trustees.

(38) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by William A. Goldberg Revocable Trust.

(39) Includes 2,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Gudgel.

(40) Includes 9,677 shares of common stock that may be purchased upon exercise of a warrant owned directly by the LLC.

(41) Includes 4,250 shares of common stock that may be purchased upon exercise of a warrant and 11,510 shares of common stock that may be received upon conversion of 16,666 shares of Series C preferred stock held directly by Mr. Harris and 6,741 shares of common stock and 2,878 shares of common stock that may be received upon conversion of 4,168 shares of Series C preferred stock held in Mr. Harris' IRA.

(42) Includes 4,250 shares of common stock that may be purchased upon exercise of a warrant and 11,510 shares of common stock that may be received upon conversion of 16,666 shares of Series C preferred stock held directly by Mr. Harris and 6,683 shares of common stock and 2,878 shares of common stock that may be received upon conversion of 4,168 shares of Series C preferred stock held in Mr. Harris' IRA.

(43) Includes 58 shares of common stock held in Mr. Harris' IRA.

(44) Includes 3,884 shares of common stock that may be received upon conversion of 5,625 shares of Series C preferred stock held directly by Mr. Heiner's IRA.

(45) Includes 1,250 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Henkemeyer.

(46) Includes 1,250 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Hersch.

(47) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Hicks.

                                              SHARES                                 PERCENTAGE
                                          BENEFICIALLY(1)                 SHARES       OWNED
                                           OWNED BEFORE     SHARES     OWNED AFTER     AFTER
            SELLING STOCKHOLDER             OFFERING(2)    OFFERED      OFFERING     OFFERING(2)
M. F. Hoagland                                 5,000(49)     5,000(49)         0         *

Nancy J. Hoagland                              2,000         2,000             0         *

Daniel A. & Jennifer L. Hoffiz, JTWROS         5,104         5,104             0         *
    (CPWROS)

Adam Holendar                                  2,000         2,000             0         *

Gary Neal Holland                             25,413(50)    25,413(50)         0         *

Glenn S. Holland(51)                           3,875(52)     3,875(52)         0         *

Howalt McDowell, Inc.                          1,500         1,500             0         *

Michael J. Hurley & Denise Enright-Hurley,     2,000         2,000             0         *
    JTWROS

Debbie J. Hutsell                              3,104         3,104             0         *

Charles E. Irle                                3,104         3,104             0         *

James Jacob JEJ Trust                            750(53)       750(53)         0         *

Morris Edward Jeffers                             98            98             0         *

JRM Family Limited Partnership(54)            28,164        28,164             0         *

K.A. Steel Chemicals, Inc.                    41,125(55)    25,500(55)    15,625         *

----------
(48) Includes 500 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Trust.

(49) Includes 1,000 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Hoagland.

(50) Includes 5,755 shares of common stock that may be received upon conversion of 8,333 shares of Series C preferred stock held directly by Mr. Holland.

(51) Michelle K. Holland, Mr. Holland's spouse, beneficially owns 50% of the shares.

(52) Includes 2,750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Hoagland.

(53) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Trust.

(54) The partnership is beneficially owned by the Jeanne Randall Malkin Trust dated 2/10/98 (45.1876%), the Jeanne Randall Malkin GRAT dated 2/1/98 (40,6727%), JRM CLAT dated 2/10/97 (11.3472%), Julian Randall Towers Trust (0.3585%), Alan Schaffner (0.3585%), Ariel Schaffner (0.3585%), Harvey Schaffner (0.3585%), and Alexander Irwin Towers Trust (0.3585%).

(55) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned by the Corporation.

                                              SHARES                                 PERCENTAGE
                                          BENEFICIALLY(1)                 SHARES       OWNED
                                           OWNED BEFORE     SHARES     OWNED AFTER     AFTER
            SELLING STOCKHOLDER             OFFERING(2)    OFFERED      OFFERING     OFFERING(2)
Karmin 2000 Family Partnership                34,532(56)    34,532(56)         0         *

Karmin Family Limited Partnership            108,799       108,799             0         *

Anthony R. Karmin Trust 10/2/96               21,016        21,016             0         *

Earnest A. Karmin Trust                       74,000        74,000             0         *

James Karmin Trust                            14,084        14,084             0         *

Jonathan G. Karmin                             8,449         8,449             0         *

Mark Karmin Family Limited Partnership        28,164        28,164             0         *

John W. Kasch                                 13,293(57)    13,293(57)         0         *

Michael J. Kelly                               7,271         7,271             0         *

The King Family Trust(58)                      5,604         3,104         2,500         *

Keith Kleist(59)                               1,500         1,500             0         *

Howard Klieger IRA                             8,449         8,449             0         *

Robert C. Klinger, CPWROS(60)                 31,086(61)    28,176(61)     2,910         *

Mark Kolber                                    1,000         1,000             0         *

Steven Lake                                    1,000         1,000             0         *

Thomas M. Landy                                3,750(62)     3,750(62)         0         *

Thomas M. Landy & Micahel A. Compertz,         8,965(63)     8,965(63)         0         *
    JTWROS

----------
(56) Includes 34,532 shares of common stock that may be received upon conversion of 50,000 shares of Series C preferred stock held directly by the Partnership.

(57) Includes 2,877 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock held directly by Mr. Kasch.

(58) The trust is beneficially owned by Gerald W. King & Edith C. King.

(59) Mr. Kleist, through the Keith Keist IRA, has the right to acquire an additional 1,125 shares of common stock upon exercise of a warrant held in the IRA.

(60) Mr. Klinger serves as outside patent counsel to the Company.

(61) Includes 11,510 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Klinger.

(62) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Landy.

(63) Includes 3,333 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mssrs. Landy and Compertz.

                                              SHARES                                 PERCENTAGE
                                          BENEFICIALLY(1)                 SHARES       OWNED
                                           OWNED BEFORE     SHARES     OWNED AFTER     AFTER
            SELLING STOCKHOLDER             OFFERING(2)    OFFERED      OFFERING     OFFERING(2)
Gerald T. Laurie                                1,450        1,450            0            *

Larry K. Lee                                   20,750(64)    5,750(64)   15,000            *

Gary Leger                                        750(65)      750(65)        0            *

John D. Levine                                    750(66)      750(66)        0            *

Lewis Family Living Trust(67)                  15,000       15,000            0            *

John Limoncelli                                 2,361(68)      250(68)    2,111            *

Rodney D. Lubeznik Trust(69)                   14,088(70)   14,088(70)        0            *

C. Kent and Tamara K. Lutz JTWROS               2,000        2,000            0            *

Allan R. Lyons                                 76,955(71)   15,000       61,955(71)        *

Manth Limited Partnership                      41,666       41,666            0            *

Daniel J. Manucci IRA                           2,000        2,000            0            *

Jim Mapes                                       3,750(72)    3,750(72)        0            *

Robert L. Mapes                                 7,500(73)    7,500(73)        0            *

----------
(64) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Lee.

(65) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Leger.

(66) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Levine.

(67) The Trust's holdings are beneficial owned by H. Wayne Lewis and Jane A. Lewis.

(68) Includes 250 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Limoncelli.

(69) The Trust's holdings are beneficially owned by Rodney D. Lubeznik.

(70) Includes 5,755 shares of common stock that may be received upon conversion of 8,333 shares of Series C preferred stock held directly by the Trust.

(71) Includes 33,909 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Mr. Lyons.

(72) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Mapes.

(73) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Mapes.

                                              SHARES                                       PERCENTAGE
                                          BENEFICIALLY(1)                    SHARES           OWNED
                                           OWNED BEFORE       SHARES       OWNED AFTER        AFTER
            SELLING STOCKHOLDER             OFFERING(2)      OFFERED        OFFERING       OFFERING(2)
Martin McHale & Donna McHale, as joint        2,000          2,000                0             *
    tenants

Raymond S. McLeod Defined Benefit Plan        3,107(74)      3,107(74)            0             *

Sanford Miller                                1,500          1,500                0             *

Thomas F. Miller                              1,250(75)      1,250(75)            0             *

The Mishler Family Trust(76)                 18,215(77)      6,215(77)       12,000             *

Delaware Charter Guarantee & Trust Company    9,041          8,836              205             *
    Trustee for the benefit of Charles R
    Mollo MPP#2

Albin Morariu, MD                             6,204(78)      6,204(78)            0             *

Mykola Moroz                                 46,289         25,692           20,597             *

Peter Moroz                                   5,300          3,225            2,075             *

William F. Murphy & Catherine A. Murphy,     15,000(79)     15,000(79)            0             *
    joint tenants

Audrey Nan Hays                                 500            500                0             *

Roger Nelson & Mishawn Nelson, joint tenants  5,362          5,362                0             *

New Horizons Enterprises                    233,827        141,322           92,505             1.6%

New Horizons Investments Fund(80)             5,000          5,000                0             *

New Vistas Investments Corporation(81)      521,972(82)    453,532(82)       68,440             3.5%

----------
(74) Includes 3,107 shares of common stock that may be received upon conversion of 4,500 shares of Series C preferred stock held directly by the Plan.

(75) Includes 1,250 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Miller.

(76) The beneficial owners of the Trust are Debra S. Mishler and Rick E.
Mishler.

(77) Includes 6,215 shares of common stock that may be received upon conversion of 9,000 shares of Series C preferred stock held directly by the Trust.

(78) Includes 3,104 shares of common stock held by Florida Neurologic Center Age Weighted Pension Plan of which Mr. Morariu is the beneficial owner.

(79) Includes 3,000 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. and Mrs. Murphy.

(80) Mr. Russell Molina exercises all powers to vote and make all investment decisions through a power of attorney.

                                                  SHARES                                 PERCENTAGE
                                              BENEFICIALLY(1)                 SHARES       OWNED
                                               OWNED BEFORE     SHARES     OWNED AFTER     AFTER
            SELLING STOCKHOLDER                 OFFERING(2)    OFFERED      OFFERING     OFFERING(2)
James Nolton(83)                                  43,287(84)     42,361(84)        926        *

James W. Nolton IRA                               38,431(85)     37,729(85)        702        *

Nolton Doss International LLC(86)                  5,000          5,000              0        *

John Ogrodnick IRA                                 8,000          8,000              0        *

OHA Financial, Inc.                              140,148        140,148              0        *

Kendall Oltrogge                                  11,750(87)     11,750(87)          0        *

JV Pace Trust                                      2,874(88)      2,874(88)          0        *

The Palen Trust                                   15,209(89)     15,209(89)          0        *

Don M. Parker                                      7,043(90)      7,043(90)          0        *

Don M. Parker IRA                                  7,043(91)      7,043(91)          0        *

Dr. David M. Pate                                 11,750(92)     11,750(92)          0        *

----------
(81) Janice Breeze-Mollo and Jeffrey R. Harris exercise all voting and investment powers for the Corporation.

(82) Includes 16,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Corporation and 98,271 shares of common stock that may be received upon conversion of 142,293 shares of Series C preferred stock held directly by the Corporation. 2,604 shares of common stock are to be transferred to Gregory L. Shafer as a payoff for a Promissory Note between the Corporation and Shafer.

(83) Nolton Doss International is an affiliate of James Nolton. Mr. Doss is an employee and the director of systems assurance for the Company.

(84) Includes 500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Nolton.

(85) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Nolton's IRA.

(86) The LLC is beneficial owned by Mr. James Nolton, individually and through his IRA, and by Mr. Jeff Doss. Mr. Nolton served as a Director of the Company and Mr. Doss was the Vice President of the Company.

(87) Includes 5,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Oltragge.

(88) Includes 2,874 shares of common stock that may be received upon conversion of 4,162 shares of Series C preferred stock held directly by the Trust.

(89) Includes 9,000 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Trust.

(90) Includes 4,166 shares of common stock that may be purchased upon exercise of a warrant and 2,877 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock owned directly by Mr. Parker.

(91) Includes 4,166 shares of common stock that may be purchased upon exercise of a warrant and 2,877 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock owned by Mr. Parker's IRA.

                                                  SHARES                                 PERCENTAGE
                                              BENEFICIALLY(1)                 SHARES       OWNED
                                               OWNED BEFORE     SHARES     OWNED AFTER     AFTER
            SELLING STOCKHOLDER                 OFFERING(2)    OFFERED      OFFERING     OFFERING(2)
Gerald L. Pearson                                  3,500          3,500              0        *

James L. Peplinski                                 3,104          3,104              0        *

Zinser Perkins, a General Partnership(93)         13,080(94)     13,080(94)          0        *

Jerry W. Peterson                                  2,000          2,000              0        *

Paul J. Phillips                                   9,000(95)      9,000(95)          0        *

Phoenix Risen Marketing LLC(96)                   12,674         12,674              0        *

Keith Primeau & Lisa Primeau, as joint             2,000          2,000              0        *
    tenants

Prival N. V.                                       1,000          1,000              0        *

R.J. Pruss                                         7,607(97)      7,606(97)          0        *

James R. Rehak & JoAnn M. Rehak                    3,107(98)      3,107(98)          0        *

C. Dewayne Reid                                    7,043(99)      7,043(99)          0        *

Richard W. Rich                                   14,014         14,014              0        *

Ramona Living Trust(100)                           3,750(101)     3,750(101)         0        *

Ralph L. Ramona Living Trust(102)                  3,750(103)     3,750(103)         0        *

----------
(92) Includes 5,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Pate.

(93) Jack Zinser, Jennifer Zinser, Jenny Zinser and James Perkins are the beneficial owners of the partnership.

(94) Includes 4,125 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Partnership.

(95) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Phillips.

(96) Daniel D. Langen is the beneficial owner of all of the LLC's holdings.

(97) Includes 4,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Pruss.

(98) Includes 3,107 shares of common stock that may be received upon conversion of 4,500 shares of Series C preferred stock held directly by Mr. and Mrs. Rahak.

(99) Includes 2,877 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock held directly by Mr. Reid.

(100) Jeffrey Stephen Ramona is the trustee for the Trust.

(101) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Trust.

(102) Ralph L. Ramona is the trustee for the Trust.

                                                    SHARES                                 PERCENTAGE
                                                BENEFICIALLY(1)                 SHARES       OWNED
                                                 OWNED BEFORE     SHARES     OWNED AFTER     AFTER
            SELLING STOCKHOLDER                   OFFERING(2)    OFFERED      OFFERING     OFFERING(2)
Regal Wood Products, Inc.                          7,750(104)     7,750(104)         0        *

Renaud Living Trust(105)                           3,107(106)     3,107(106)         0        *

Desi & Lisa Rhoden JTWROS                         53,166         53,166              0        *

James Richert & Gail Richert JTWROS                7,043(107)     7,043(107)         0        *

Stephen A. Richards                               46,225(108)    30,544(108)    15,681        *

Stephen Richards IRA                               7,044(109)     7,044(109)         0        *

James M. Robinson                                  7,500(110)     7,500(110)         0        *

Jesse D. Roggen                                    1,250(111)     1,250(111)         0        *

Poseidon Capital Pension and Profit Sharing        6,250(113)     6,250(113)         0        *
    Plan(112)

John S. Romano                                     3,750(114)     3,750(114)         0        *

Edward Romascan(115)                             204,362(116)   174,362         30,000(116)   1.4%

----------
(103) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Trust.

(104) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Corporation.

(105) Margaret D. Renaud, Michele M. Burton and Robert L. Renaud have the power to exercise shared voting and investment powers.

(106) Includes 3,107 shares of common stock that may be received upon conversion of 4,500 shares of Series C preferred stock held directly by the Trust.

(107) Includes 2,877 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock held directly by Mr & Mrs. Richert.

(108) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Richards.

(109) Includes 4,167 shares of common stock that may be purchased upon exercise of a warrant and 2,877 shares of common stock that may be received upon conversion of 4,167 shares of Series C preferred stock owned directly by Mr. Richards.

(110) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Robinson.

(111) Includes 1,250 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Roggen.

(112) Jesse D. Roggen is the trustee and sole beneficiary of the Poseidon Capital Pension.

(113) Includes 1,250 shares of common stock that may be purchased upon exercise of a warrant owned by the Poseidon Capital Pension and Profit Sharing Plan.

(114) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. Romano.

(115) Mr. Romascan is the Vice President of Sales and Marketing at MAGMA.

                                                    SHARES                                  PERCENTAGE
                                                BENEFICIALLY(1)                 SHARES        OWNED
                                                 OWNED BEFORE     SHARES     OWNED AFTER      AFTER
            SELLING STOCKHOLDER                   OFFERING(2)    OFFERED      OFFERING      OFFERING(2)
Nancy Rubinstein(117)                            204,362(118)   174,362         30,000(118)    1.4%

S-7 Associates LLC                               138,011(119)    31,250(119)   106,761         *

Diane Gruenes Sakach Trust                         3,880          3,880              0         *

Sallerson Family Limited Partnership              12,500         12,500              0         *

Molly J. Salmon                                    3,104          3,104              0         *

Alan Schaffner                                    84,497         84,497              0         *

Marvin W. Scherzer                                 5,000          5,000              0         *

Bruce Schoenleber(120)                            41,344(121)    11,344         30,000(121)    *

David R. Schwartz                                  7,043(122)     7,043(122)         0         *

Patricia K. and Niles A. Selden JTWROS             3,880(123)     3,880(123)         0         *

David B. Simon                                   111,984        100,000         11,984         *

Paul Smith                                       204,362(124)   174,362         30,000(124)    1.4%

Eva C. Staley Residual Trust(125)                  7,500(126)     7,500(126)         0         *

Kenneth Steel, Jr.                                42,325(127)    28,034(128)    14,291(129)    *

----------
(116) Includes 30,000 in options under the 1996 Plan.

(117) Mr. Romascan is the General Manager at MAGMA.

(118) Includes 30,000 in options under the 1996 Plan.

(119) Includes 6,250 shares of common stock that may be purchased upon exercise of a warrant owned by the LLC.

(120) Mr. Schoenleber is the Manager of Engineering and Quality Assurance at MAGMA.

(121) Includes 30,000 in options under the 1996 Plan.

(122) Includes 4,166 shares of common stock that may be purchased upon exercise of a warrant and 2,877 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock owned directly by Mr. Schwartz.

(123) Includes 431 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. and Mrs. Selden.

(124) Includes 30,000 in options under the 1996 Plan.

(125) Soy Capital Bank & Trust Company exercises shared voting and investment power over the Trust.

(126) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned by the Trust.

(127) Includes 29,291 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. Steel.

(128) Includes 15,000 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. Steel.

(129) Includes 14,291 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. Steel.

                                                    SHARES                                  PERCENTAGE
                                                BENEFICIALLY(1)                 SHARES        OWNED
                                                 OWNED BEFORE     SHARES     OWNED AFTER      AFTER
            SELLING STOCKHOLDER                   OFFERING(2)    OFFERED      OFFERING      OFFERING(2)
Robert F. & Jennifer C. Steel JTWROS              54,115(130)    36,034(131)    18,081(132)    *

A. J. Stein Family Partnership(133)               23,000         23,000              0         *

Alfred J. Stein and Arline M. Stein Trust(134)    15,500         15,500              0         *

Deborah Stern                                      4,000          4,000              0         *

Wayne L. Stern IRA                                15,500(135)    15,500(134)         0         *

Lanny Stout(136)                                      20             20              0         *

Don Strate Family LLC(137)                         3,107          3,107              0         *

William & Patricia Strenglis                       3,750(138)     3,750(137)         0         *

Studer Family Trust                                3,107(139)     3,107(138)         0         *

Mark J. Stymiest                                   3,750(140)    3,750(139)          0         *

Frank Surdakowski & Linda Surdakowski              3,750(141)    3,750(140)          0         *

Lawrence M Swartz Trust                           16,104(142)   16,104(141)          0         *

----------
(130) Includes 25,269 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. and Mrs. Steel.

(131) Includes 15,000 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. and Mrs. Steel.

(132) Includes 10,269 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. and Mrs. Steel.

(133) Alfred Stein and Arline Stein are the beneficial owners of the Partnership.

(134) Alfred Stein and Arline Stein are the beneficial owners of the Trust.

(135) Includes 7,500 shares of common stock that may be purchased upon exercise of a warrant owned by the IRA.

(136) Beneficially owned by Lanny R. Stout and Sandra Stout.

(137) The beneficial owners of the shares held by the LLC are Donald and Arlene Strate.

(138) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned by the Mr. and Mrs. Strenglis.

(139) Includes 3,107 shares of common stock that may be received upon conversion of 4,500 shares of Series C preferred stock owned directly by the Trust.

(140) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned by the Mr. Stymiest.

(141) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned by the Mr. and Mrs. Surdakowski.

(142) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned by the Trust.

                                                    SHARES                                  PERCENTAGE
                                                BENEFICIALLY(1)                 SHARES        OWNED
                                                 OWNED BEFORE     SHARES     OWNED AFTER      AFTER
            SELLING STOCKHOLDER                   OFFERING(2)    OFFERED      OFFERING      OFFERING(2)
Peter Charles Taylor Roth IRA(143)                14,089(144)   14,089(143)          0         *

James E. Thulin                                      250(145)      250(144)          0         *

Yeshiva Darchei Torah MF - Mesivta Chaim          11,250(146)   11,250(145)          0         *

Randy W. Travalia                                  2,000         2,000               0         *

Bruce Ungerleider MD                              31,750(147)   31,750(146)          0         *

Steven E. & Rena E. Van Tuyl                       2,000         2,000               0         *

Antonio Von Ondarza                                  500           500               0         *

Daniel N. Wilkes                                   4,750(148)    4,750(147)          0         *

Bernard E. Williams Jr.                            1,500         1,500               0         *

William A. Williamson, III                         1,500         1,500               0         *

Cheryl Stahl Willoughby                            2,000(149)    1,000           1,000         *

Anita K. Wilson                                    3,801         1,500           2,301         *

Yates Family Trust                                 4,583         4,583               0         *

Edward Allen Zubow                                    46(150)       46(149)          0         *

----------
(143) Mr. Taylor is the current director of OEM sales for the Company.

(144) Includes 5,755 shares of common stock that may be received upon conversion of 8,344 shares of Series C preferred stock owned directly by the IRA.

(145) Includes 250 shares of common stock that may be purchased upon exercise of a warrant owned by the Mr. Thulin.

(146) Includes 2,250 shares of common stock that may be purchased upon exercise of a warrant owned by Yeshiva Darchei Torah MF - Mesivta Chaim.

(147) Includes 31,750 shares of common stock that may be purchased upon exercise of a warrant owned by Dr. Ungerleider.

(148) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. Wilkes.

(149) Ms. Willoughby is affiliated with BGK Equities, Inc. which holds 97,302 shares of common stock.

(150) Includes 46 shares of common stock that may be received upon conversion of 67 shares of Series C preferred stock owned directly by Mr. Zubow.

                              PLAN OF DISTRIBUTION

         The shares of our common stock offered by this prospectus may be sold by the Selling Stockholders or their transferees from time to time in:

         o transactions in the over-the-counter market, the Nasdaq National Market, or on one or more exchanges;

         o        negotiated transactions;

         o        underwritten offerings; or

         o        a combination of these methods of sale.

         The Selling Stockholders may sell the shares of our common stock at:

         o        fixed prices which may be changed;

         o        market prices prevailing at the time of sale;

         o        prices related to prevailing market prices; or

         o        negotiated prices.

         DIRECT SALES, AGENTS, DEALERS AND UNDERWRITERS. The Selling Stockholders or their transferees may effect transactions by selling the shares of common stock in any of the following ways:

         o        directly to purchasers; or

         o to or through agents, dealers or underwriters designated from time to time.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The Selling Stockholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         SUPPLEMENTS. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new Selling Stockholders, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

         STATE SECURITIES LAW. Under the securities laws of some states, the Selling Stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the Selling Stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         EXPENSES, INDEMNIFICATION. We will not receive any of the proceeds from the sale of the shares of common stock sold by the Selling Stockholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the Selling Stockholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Jackson Walker L.L.P. Richard F. Dahlson, a partner of Jackson Walker, is Secretary of Mobility. As of the date of this prospectus, Mr. Dahlson owns 192,052 shares of common stock; 21,166 shares of preferred stock; and warrants to purchase an additional 4,139 shares of common stock. An additional 7,812 shares of common stock are held in trust.

                                     EXPERTS

         The consolidated financial statements of Mobility Electronics, Inc. and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement filed in connection with this offering in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You can also inspect reports and other information we file at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" some of the documents that we file with it into this prospectus, which means:

         o        incorporated documents are considered part of this prospectus;

         o we can disclose important information to you by referring you to those documents; and

         o information that we file with the SEC will automatically update and supersede this incorporated information.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof:

         1. Annual Report of the Company on Form 10-K for the year ended December 31, 2000, filed with the Commission on April 2, 2001 (the "Annual Report");

         2.       All other reports filed with the Commission pursuant to
                  Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the documents referred to in the Annual Report; and

         3. Description of the Common Stock contained in the Company's Registration Statement on Form S-1 (No. 333-30264) effective as of June 30, 2000, and Registration Statement on Form 8-A (No. 000-30907).

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such documents should be directed to:

Joan W. Brubacher
Chief Financial Officer and Vice President
7955 East Redfield Road
Scottsdale, Arizona 85260
Telephone number (480) 596-0061.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses to be paid by the Company in connection with the offering described in this Registration Statement. All amounts are estimates, except the SEC Registration Fee.


             SEC Registration Fee                                   $    735.80
             Printing Costs                                            8,000.00*
             Legal Fees and Expenses                                  20,000.00*
             Accounting Fees and Expenses                             20,000.00*
             Directors and Officers Liability Insurance Premium            0.00
             Transfer Agent and Registrar Fees and Expenses            2,000.00*
             Miscellaneous                                            19,264.20*
                                                                    -----------
             Total                                                  $    70,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware General Corporation Law

         The Registrant has authority under Section 145 of the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of the Registrant's officers and directors to the extent permitted under the Delaware General Corporation Law.

Certificate of Incorporation

         The Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except as limited by the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

Bylaws

         The Bylaws of the Company provide that the Company (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, other enterprises or employee benefit plan and (ii) upon a determination by the Board of Directors that indemnification is appropriate, the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was an employee or agent of the Company or at the request of the Company was serving as an employee or agent of any other corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in the case of (i) and (ii) against reasonable expenses (including attorneys' fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. However, in an action or suit by or in the right of the Company to procure a judgment in its favor, no indemnification shall be made in respect of any claim as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that a court of appropriate jurisdiction shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity of such expenses which the court shall deem proper. Any indemnification shall be made by the Company upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct set forth above. Expenses incurred by a person who is or was a director or officer of the Company in defending such actions or suits shall be paid by the Company at reasonable intervals in advance of the final disposition of such action or suit upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. In addition, the Company shall pay or reimburse expenses incurred by any person who is or was a director or officer of the Company in connection with such person's appearance as a witness or other participant in a proceeding in which such person or the Company is not a named party to such proceeding, provided that such appearance or participation is on behalf of the Company or by reason of his past or present capacity as a director or officer of the Company. The Company intends these provisions to provide indemnification for appropriate persons to the fullest extent permitted by law.

Indemnity Agreements

         The Company has entered into Indemnity Agreements with each of its directors and executive officers. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company.

Insurance

         The Company intends to maintain liability insurance for the benefit of its directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS.

         See Exhibit Index on Page II-6 hereof.

ITEM 17.  UNDERTAKINGS.

               (a) The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by section
                    10(a)(3) of the Securities Act 1933, as amended (the "Securities Act");

                         (ii) To reflect in the prospectus any facts or events
                    arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume in securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                         (iii) To include any material information with respect
                    to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         Each person whose signature appears below authorizes Charles R. Mollo and Jeffrey Doss and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Registrant and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

          SIGNATURES                                          TITLE                                     DATE
          ----------                                          -----                                     ----

                                                President, Chief Executive Officer and
                                                Chairman of the Board
/s/ CHARLES R. MOLLO                            (Principal Executive Officer)                      October 24, 2001
--------------------------------------------
Charles R. Mollo


                                                Chief Financial Officer and Vice President
/s/ JOAN W. BRUBACHER                           (Principal Financial and Accounting Officer)       October 24, 2001
--------------------------------------------
Joan W. Brubacher


/s/ JEFFREY S. DOSS                             Executive Vice President and Director              October 24, 2001
--------------------------------------------
Jeffrey S. Doss


/s/ ROBERT P. DILWORTH                          Director                                           October 24, 2001
--------------------------------------------
Robert P. Dilworth


/s/ WILLIAM O. HUNT                             Director                                           October 24, 2001
--------------------------------------------
William O. Hunt


/s/ JERRE L. STEAD                              Director                                           October 24, 2001
--------------------------------------------
Jerre L. Stead


/s/ JEFFREY R. HARRIS                           Director                                           October 24, 2001
--------------------------------------------
Jeffrey R. Harris


/s/ LARRY M. CARR                               Director                                           October 24, 2001
--------------------------------------------
Larry M. Carr

                                  EXHIBIT LIST

   EXHIBIT
   NUMBER               DESCRIPTION OF EXHIBIT
   ------               ----------------------

     4.1      Specimen of Common Stock Certificate.(4)

     4.2      Form of 12% Convertible Debenture of the Company.(1)

     4.3      Registration Rights Agreement by and between the Company and Miram
              International, Inc. dated July 29, 1997.(1)

     4.4      Placements for the Purchase of Up To 900 Units, Each Consisting of
              1,000 stocks of the Company's common stock.(1)

     4.5      Form of Unit Purchase Agreement used in 1997 Private Placements for the Purchase of Up To 875 Units, Each Consisting of 2,000 stocks of the Company's common stock and warrants to purchase 500 stocks of the
              Company's Common Stock.(1)

     4.6      Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in March 1999 Private Placement.(1)

     4.7      Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in March 1999 Private Placement.(1)

     4.8      Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in July 1999 Private Placement.(1)

     4.9      Form of 13% Bridge Note issued in July 1999 Private Placement.(1)

     4.10     13% Bridge Note Conversion Notice expired June 30, 1999.(1)

     4.11     Form of Series C Preferred Stock Purchase Agreement used in 1998 and 1999
              Private Placements.(1)

     4.12 Form of Series C Preferred Stock and Warrant Purchase Agreement used in 1999 and 2000 Private Placements.(1)

     4.13 Series C Preferred Stock Purchase Agreement executed May 3, 1999, between the Company, Philips Semiconductors VLSI, Inc. (f/k/a VLSI
              Technology, Inc.) and Seligman Communications and Information Fund,
              Inc.(1)

     4.14     Amended and Restated Stock Purchase Warrant issued by the Company to
              Finova Capital Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25, 1998.(1)

     4.15     Stock Purchase Warrant issued by the Company to Finova Capital
              Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25,
              1998.(1)

     4.16     Series C Preferred Stock and Warrant Purchase Agreement dated October
              29, 1999, between the Company and Seligman Communications and
              Information Fund, Inc.(1)

     4.17     Contribution and Indemnification Agreement by and among Janice L.
              Breeze, Jeffrey S. Doss, Charles R. Mollo, Cameron Wilson, the Company
              and certain Stockholders of the Company dated April 20, 1998.(1)

     4.18 Form of Warrant to Purchase common stock of the Company issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S.
              Doss, Charles S. Mollo, Cameron Wilson, the Company and certain
              Stockholders of the Company dated April 20, 1998.(1)

     4.19 Form of Warrant to Purchase common stock of the Company issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S.
              Doss, Charles S. Mollo, Cameron Wilson, the Company and certain
              Stockholders of the Company dated November 2, 1999.(2)

     4.20     Form of Warrant to Purchase Common Stock of the Company issued in the
              1997 Private Placement.(2)

     4.21     Form of 13% Bridge Note issued in March 1999 Private Placement.(2)

     4.23     Investor Rights Agreement dated October 29, 1999 by and between the
              Company and Seligman Communications and Information Fund, Inc. entered into in connection with the Series C Preferred Stock and Warrant
              Purchase Agreement dated October 29, 1999.(2)

     4.24 Form of Warrant to Purchase Stocks of Common Stock issued in connection with the Loan Extension Agreement dated February 29,
              2000.(2)

     4.25     Investors' Rights Agreement executed May 3, 1999 between the
              Company, Philips Semiconductors VLSI, Inc. (f/k/a VLSI Technology,
              Inc.) and Seligman Communications and Information Fund, Inc.(3)

     4.26     Registration Rights granted by the Company to Avocent Computer
              Products Corporation in connection with the Strategic Partner
              Agreement dated March 6, 2000.(3)

     4.27     13% Bridge Note Conversion Notice used in July 1999 Private
              Placement.(5)

     5.1      Opinion of Jackson Walker L.L.P.*

     23.1     Consent of KPMG LLP.*

     23.2     Consent of Jackson Walker L.L.P. (included in the opinion of Jackson
              Walker L.L.P. filed as Exhibit 5).

     24       Power of Attorney (included in Part II hereof).

     99.1     Agreement and Plan of Merger (the "Agreement") dated October 2, 2000 by and among the Company, Mesa Ridge Technologies d/b/a MAGMA and the
              stockholders of MAGMA(6)


----------
*    Filed herewith.

(1) Previously filed as an exhibit to Registration Statement No. 333-30264 dated February 11, 2000.

(2) Previously filed as an exhibit to Amendment No. 1 to Registration Statement No. 333-30264 dated March 28, 2000.

(3) Previously filed as an exhibit to Amendment No. 2 to Registration Statement No. 333-30264 dated May 4, 2000.

(4) Previously filed as an exhibit to Amendment No. 3 to Registration Statement No. 333-30264 dated May 18, 2000.

(5) Previously filed as an exhibit to Amendment No. 4 to Registration Statement No. 333-30264 dated May 26, 2000.

(6) Previously filed as an exhibit to Current Report on Form 8-K No. 000-30907 filed on October 17, 2000.